AGREEMENT AND MUTUAL GENERAL RELEASE


     This Agreement and Mutual General Release ("this Agreement") is entered into between Scott Hessler ("Mr. Hessler") and Where-house Entertainment, Inc. ("WEI").

     WHEREAS, Mr. Hessler and WEI have been parties to that certain Employment Agreement between them ("Employment Agree-ment"); and

     WHEREAS, Mr. Hessler and WEI seek to terminate the employ-ment relationship between them;

     THEREFORE, it is hereby agreed that:

     1. Mr. Hessler's Employment Agreement remained in effect through January 31, 1994, and he remained employed under that Employment through that date. Beginning February 1, 1994, WEI will pay Mr. Hessler twelve full months of his final base salary, payable in installments on WEI's regular paydates. Mr. Hessler hereby acknowledges that he has already received the installment payments from February 1, 1994 through the date of his signature on this Agreement.

     2. WEI will pay Mr. Hessler an additional $25,000, payable in installments over a twelve-month period, on WEI's regular paydates, beginning February 1, 1994.

     3. WEI will continue Mr. Hessler's current medical insurance coverage, including Execucare, at WEI's expense, for a six-month period, beginning February 1, 1994. Mr. Hessler's normal ability to exercise options under the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") will come into effect on the termination of his current medical insurance coverage.

     4. For a three-month period beginning February 1, 1994, at WEI's expense, WEI will arrange to provide Mr. Hessler continued benefits under the WEI group life insurance plan in existence as of February 1, 1994 (subject to the limitations described in Mr. Hessler's Employment Agreement).

     5. WEI will assign to Mr. Hessler, without charge, any life insurance policy now owned by WEI which insures his life
(subject to limitations described in Mr. Hessler's Employment
Agreement).

     6. The benefits described in Paragraphs 1 through 5, above, are subject to the limitation that if Mr. Hessler becomes employed, otherwise earns income, or becomes covered under a group medical plan, between February 1, 1994 and January 31, 1995, the amount of income that he earns, and any benefits that he is entitled to, will be offset against the benefits described in paragraphs 1 through 5. For example, if Mr. Hessler becomes newly employed and receives a salary of $200,000 per year, the payment schedule described in Paragraph 1, above, will be changed so that Mr. Hessler will receive a bi-weekly sum that equates to the rate of $65,000 per year. Similarly, if Mr. Hessler becomes covered under a group medical plan before July 31, 1994, coverage at WEI's expense under the WEI medical plans will stop; if Mr. Hessler has problems getting coverage during this period for "pre-existing conditions", WEI will consider in good faith the possibility of continuing WEI coverage through July 31, 1994 for the "pre-existing condition". Mr. Hessler agrees that he will inform WEI as soon as he is earning income or is covered under group medical or life insurance.

     7.   a.   Mr. Hessler agrees to sell all of his shares of
WEI common stock and incentive options and vested performance options to WEI as of January 31, 1994. Mr. Hessler agrees to accept a gross sale price of $44.00 per share for all shares of his WEI common stock, (1) minus a personal loan (with accrued interest thereon) of $25,000 made to Mr. Hessler by WEI for the purpose of acquiring a portion of this equity, which personal loan of $25,000 (with accrued interest thereon) shall thereby be paid by WEI to itself in full payment of such loan, and (2) minus a personal loan (with accrued interest thereon), if any) of $25,000 made to Mr. Hessler by Scott Young for the purpose of acquiring a portion of this equity, which personal loan of $25,000 shall be paid by WEI directly to Scott Young in full payment of such loan. WEI shall make one payment without interest for such common stock on or before May 15, 1994.

          b. WEI shall pay Mr. Hessler a grossed up amount which shall be sufficient after withholding of applicable taxes to allow him to pay the interest due on the loan from WEI described in Section 7(a) above.

     8. In consideration of the promises and obligations contained herein, Mr. Hessler hereby releases and discharges Wherehouse Entertainment, Inc., and each of its representatives including, without limitation, agents, employees, directors, shareholders, officers, attorneys, insurers, affiliates, assigns and successors, and each of them, from any and all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, whether known or unknown, present of future which he had or claims to have had, now has or claims to have, or hereafter may have or asserts to have, including without limitation, claims as a result of the termination of his employment with WEI. Mr. Hessler further understands and agrees that:

          a. This letter constitutes a voluntary waiver of any and all rights and claims Mr. Hessler has against WEI as of the date of the execution of this letter, including rights or claims arising under the federal Age Discrimination in Employment Act of 1967, 29 U.S.C. section 621, et seq.;

          b. Mr. Hessler has waived rights or claims pursuant to this Agreement and in exchange for consideration, the value of which exceeds payment or remuneration to which he was already entitled;

          c. Mr. Hessler is and has been advised to consult with an attorney concerning this Agreement prior to executing it;

          d. Mr. Hessler has been afforded a period of at least 21 days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in less than 21 days, he has done so only after conferring with an attorney of his choice and with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full 21 days; and

          e. Mr. Hessler may revoke this Agreement at any time during the seven (7) days following the date of execution of this Agreement, and this Agreement shall not become effective or enforceable until such revocation period has expired.

     9. All rights under California Civil Code section 1542, are hereby expressly waived by Mr. Hessler. Section 1542 of the California Civil Code reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement." Except for the obligations created or confirmed in this Agree-ment, Mr. Hessler is completely severing his relationship with WEI, and releasing all rights he may have, known or unknown.

     10. In consideration of the promises and release contained herein, and except as limited in Paragraph 11, below, WEI hereby releases Scott Hessler from any and all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, whether known or unknown, present or future which it had or claims to have had now has or claims to have, or hereafter may have or asserts to have against him.

     11. Notwithstanding the generality of the release in Paragraph 10 hereof, WEI does not release Mr. Hessler from any obligations he may have regarding any trade secrets of WEI.

     12. Mr. Hessler and WEI agree that the terms and conditions of this Agreement shall remain confidential and each shall not disclose, disseminate or publicize any part of this Agreement to any other persons, except as follows: (1) the fact that the Action has settled (without disclosing any other terms); (2) spouses of the parties; (3) to the extent necessary to report for bonafide tax, accounting or other reporting requirements; (4) in response to an order of a court of competent jurisdiction; or (5) in response to a properly issued subpoena. The agreement to keep the terms and conditions of this Agreement confidential is a material inducement for each party to agree to enter into this Settlement Agreement.

     13. WEI agrees that it shall not, directly or indirectly, by any manner or means, in public or in private, disparage, demean, insult, or defame Mr. Hessler at any time. Mr. Hessler agrees that he shall not, directly or indirectly, by any manner or means, in public or in private, disparage, demean, insult, or defame WEI, or any other person associated with WEI, at any time.

     14. In making and executing this Agreement, Mr. Hessler does not rely and has not relied upon any statement or represen-tation, oral or written, made by any other party to this Agree-ment with regard to any of the facts involved in any dispute or possible dispute between the parties hereto, or with regard to any of their rights or asserted rights, or with regard to the advisability of making and executing this Agreement.

     15. Mr. Hessler does hereby expressly assume the risk of any mistake of fact or that the true facts might be other than or different from the facts now known or believed to exist, and it is his express intention to forever settle, adjust and compromise any and all issues between himself and WEI pertaining to the subject, matter hereof, finally and forever, and without regard to who may or may not have been correct in their respective understandings of the facts or the law relating thereto.

     16. Mr. Hessler has made such investigation of the facts and the law pertaining to the matters described in this Agreement as he deems necessary and he neither has relied nor does he rely on any promise or representation made by the other party with respect to any such matters.

     17. In consideration of the actions to be taken by WEI as set forth herein, Mr. Hessler agrees to take no steps now or in the future to seek reemployment with WEI, or with any company associated or affiliated at that time with WEI.

     18. In any legal action or proceeding allegedly arising out of the course and scope of Mr. Hessler's employment with WEI in which Mr. Hessler is named as a defendant, respondent or charged party, or in which Mr. Hessler's testimony is sought as a witness or potential witness (including but not limited to a deposition), or in which any documents or other things are sought from Mr. Hessler, WEI shall furnish legal representation to Mr. Hessler at WEI's sole cost and expense, and WEI shall indemnify Mr. Hessler against any future legal action brought against WEI or against Mr. Hessler in his capacity as an officer of WEI in the same manner as all officers of WEI are currently, or continue to be, indemnified by WEI. Mr. Hessler shall notify WEI's Chairman or Chief Financial Officer immediately upon Mr. Hessler's receipt, by personal service, mail, or otherwise, of any summons and complaint, subpoena or notice of deposition or appearance at any trial or proceeding, and subpoena or notice to produce documents or other things at any trial or proceeding.

     19. Mr. Hessler represents and agrees that he has carefully read and fully understands all of the provisions of this Agree-ment, that he has been given the opportunity to fully discuss the contents of this Agreement with independent counsel of his choice and has done so and that he is voluntarily entering into this Agreement.

     20. Mr. Hessler and WEI have cooperated in the drafting and preparation of this Agreement. In any construction to be made of this Agreement, the same shall not be construed against any party.

     21. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions of their Agreement. Any and all prior agreements, representations, negotiations and understandings made by the parties, oral and written, express or implied, are hereby supersede and merged herein.

     22. This Agreement shall be binding upon and shall inure to the benefit of the heirs, successors or assigns of the parties.

     23. This Agreement may be executed in counterparts, with some of each of the signatures appearing on a different page.
The collective signature pages shall constitute a fully executed agreement as of the date of the final signature.

     24. This Agreement is entered into in, and shall be construed and interpreted in accordance with the laws of, the State of California.

Dated:    April 26, 1994                /s/ Scott Hessler
                                        ---------------------
                                            Scott Hessler

Dated:    April 28, 1994                /s/ Scott Young
                                        ---------------------
                                        Its: Chairman & CEO